Filed Pursuant to Rule 424(b)(5)
Amendment No.1 to the Prospectus Supplement dated October 26, 2018 (to the Prospectus dated February 1, 2017)	Registration No. 333-215577

TOP SHIPS INC.

This Amendment No.1, or Amendment No.1, amends the prospectus supplement dated October 26, 2018, or the October 2018 Prospectus Supplement, and our Prospectus dated February 1, 2017, the Base Prospectus.  This Amendment No.1 should be read in conjunction with the October 2018 Prospectus Supplement and the Base Prospectus.  This Amendment No. 1 forms a part of our registration statement on Form F-3 (333-215577).  This Amendment No. 1 is not complete without, and may not be delivered or utilized except in connection with, the October 2018 Prospectus Supplement, the Base Prospectus, including any amendments or supplements thereto.  This Amendment No.1 should be read in conjunction with the October 2018 Prospectus Supplement and the Base Prospectus and is qualified by reference to the October 2018 Prospectus Supplement and the Base Prospectus.
This Amendment No. 1 forms a part of the October 2018 Prospectus Supplement and the Base Prospectus.  Except as specifically amended by this Amendment No. 1, all portions of the October 2018 Prospectus Supplement and the Base Prospectus remain in full force and effect.
On January 10, 2019, we entered into a Warrant Exchange and Exercise Agreement (the "Exchange Agreement") for the outstanding warrant previously sold on October 26, 2018 with an original exercise price of $1.50 per common share of the Company, par value $0.01 per share (the "Warrant").  Pursuant to the terms of the Exchange Agreement, we issued a Common Stock Purchase Warrant dated January 11, 2019 (the "New Warrant") to its sole holder and the exercise price of the Warrant was reduced to $1.02.  On February 5, 2019, we entered into Amendment No. 1 to the Common Stock Purchase Warrant, dated as of January 11, 2019 with the investor, amending the Exercise Price of the New Warrant to $0.70.  Accordingly, the October 2018 Prospectus Supplement is amended with the new Exercise Price of $0.70.
Investing in our common shares involves a high degree of risk.  See "Risk Factors" beginning on page S-8 of the October 2018 Prospectus Supplement and page 3 of the Base Prospectus and in our annual report on Form 20-F for the fiscal year ended December 31, 2017, which is incorporated by reference herein, to read about the risks you should consider before purchasing our common shares.
Neither the Securities and Exchange Commission, or the Commission, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

MAXIM GROUP LLC The date of this Amendment No. 1 Prospectus Supplement is February 5, 2019